Exhibit 6.5

                        PRECISION PLASTICS MOLDING, INC.

                      1998 KEY EMPLOYEES' STOCK OPTION PLAN

     SECTION 1. PURPOSE. Precision Plastics Molding, Inc., a Nevada corporation, ("Corporation"), believes that its continued growth and success will depend upon its ability to obtain and retain the services of key employees of the highest skills and competence. In order to obtain and retain such employees, and in order to provide incentives for effective service and high-level performance, the Corporation desires to adopt this 1998 Key Employees' Stock Option Plan ("Plan"). The purpose of this Plan is to provide a means whereby the Corporation can continue to attract, motivate, and retain key employees who can contribute materially to the Corporation's growth and success and to facilitate the acquisition of common shares of the Corporation ("Shares") by key employees pursuant to options, so that such key employees will more closely identify their interests with those of the Corporation and its shareholders.

     SECTION 2. SHARES SUBJECT TO THE PLAN. The shares subject to options under the Plan shall be shares of the Corporation's authorized but unissued Common Stock. Subject to the adjustments described in Section 6 of the Plan, the aggregate number of shares that may be issued pursuant to the Plan may not exceed Nine Hundred Thousand (900,000) Shares.

     SECTION 3. ELIGIBILITY FOR AWARD OPTION. The persons who shall be eligible to receive awards of options under the Plan are such key employees (including officers, whether or not they are directors) of the Corporation who may be selected from time to time by the board of directors of the Corporation ("Board"). A member of the Board shall not be eligible for an award of an option under the Plan unless such member is also an employee of the Corporation.

     SECTION 4. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board. More than one option may be granted to the same employee.

     SECTION 5. TERMS AND CONDITIONS OF OPTIONS. Any options awarded under the Plan shall be evidenced by a stock option agreement ("Agreement") in the form attached hereto as Exhibit A or any form as the Board shall from time to time approve. Such Agreements shall comply with and be subject to the following terms and conditions:

     5.1 NUMBER OF SHARES. Each Agreement shall state the number of Shares subject to the option.

     5.2. EXERCISE PRICE. Each Agreement shall state the exercise price, which shall be established by the Board on a case-by-case basis.

     5.3 OPTION PERIOD AND LIMITATIONS on Exercise. Each option shall expire and shall not be exercisable after the expiration of three (3) years from the date the option is granted, or such lesser period as may be established by the Board at the time the option is granted. Each option shall be exercisable by the optionee at such time as the Board shall determine at the time the option is granted. The Board may, in its discretion, provide that the option is exercisable either immediately or after such period, and according to such schedule for exercise, or in such other manner as the Board shall provide int he Agreement.

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     Notwithstanding any other provisions of the Plan, options granted under the
Plan shall be exercisable only while the optionee remains an employee of the Corporation, except that, in the event of (i) an optionee's termination of employment with the Corporation by reason of disability (within the meaning of
IRC  22(e)(3)),   or  (ii)  and  optionee's  death  while  an  employee  of  the
Corporation, the Agreement may allow the option to remain exercisable, to the extent it was exercisable on the date of termination or the date of death, by the optionee or the estate or devisee of the decedent, until one year after the date of the optionee's termination of employment or death, whichever date is earlier.

     5.5 SECURITIES LAW RESTRICTIONS. All Agreements granted under the Plan shall provide that:

          5.5.1 if the Board at any time determines that registration or qualification of the Shares or any option under state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, then the option may not be exercised, in whole or in part, until such registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board; and

     5.6 NONTRANSFERABILITY. Options shall not be transferable except by testamentary will or the laws of descent and distribution, and shall be exercisable during an optionee's lifetime only by the optionee. Except as permitted by the preceding sentence, no option granted under the Plan or any of the rights and privileges thereby conferred shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and no such option, right or privilege shall be subject to the execution, attachment, or similar process. Upon any attempt so to transfer, assign, pledge, hypothecate, or otherwise dispose of the option, or of any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such option, right, or privilege, the option and such rights and privileges shall immediately become null and void.

     5.8 SHAREHOLDER'S AGREEMENT. Each Agreement shall provide that, as a condition of exercising any option granted under the Plan, the optionee shall agree to enter into and be bound by the agreement in force at the time of such exercise among the Corporation and its shareholders relating to the repurchase by the Corporation of its outstanding Shares in certain circumstances.

     5.9 OTHER PROVISIONS. Any option agreement may contain such other or additional terms and provisions as may be determined by the Board to be consistent with the Plan, or necessary or desirable to comply with the provisions of applicable laws, rules or regulations.

     SECTION 6. ANTI-DILUTION PROVISIONS. The number and kind of Shares purchasable upon the exercise of any option under the Plan and, the exercise price, shall be subject to adjustment from time to time as follows:

     6.1 In case the Corporation shall (i) pay a dividend or make a distribution on the outstanding Shares payable in Shares, (ii) subdivide the outstanding Shares into a greater number of Shares, (iii) combine the outstanding Shares

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into a lesser number of Shares, or (iv) issue by  reclassification of the Shares any Shares of the Corporation, the Agreements shall provide that the optionees shall thereafter be entitled, upon exercise, to receive the number and kind of shares which, if the options had been exercised immediately prior to the happening of such event, the optionee would have owned upon such exercise and
been  entitled  to  receive  upon  such  dividend,  distribution,   subdivision,
combination, or reclassification. Such adjustment shall become effective on the day next following (x) the record date of such dividend or distribution or (y) the day upon which such subdivision, combination, or reclassification shall become effective.

     6.2 In case the Corporation shall consolidate or merge into or with another corporation, or in case the Corporation shall sell or convey to any other person or persons all or substantially all the property of the Corporation, the Agreements shall provide that the optionees shall thereafter be entitled, upon exercise, to receive the kind and amount of Shares, other securities, cash, and property receivable upon such consolidation, merger, sale, or conveyance by a holder of the number of Shares which might have purchased upon exercise of the option immediately prior to such consolidation, merger, sale, or conveyance, and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation, in any contracts of sale and conveyance, or otherwise so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the rights of the optionees shall thereafter be made applicable.

     6.3 Whenever the number of Shares purchasable upon exercise of an option is adjusted pursuant to this Section, the exercise price per Share shall be adjusted simultaneously by multiplying that exercise price per Share in effect immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Shares purchasable upon exercise of the option immediately prior to such adjustment, and of which the denominator shall be the number of Shares so purchasable immediately after such adjustment, so that the aggregate exercise price of the option remains the same.

     6.4 No adjustment in the number of Shares which may be purchased upon exercise of an Option shall be required unless such adjustment would require an increase or decrease of more than'/z of a Share in the number of Shares which may be so purchased, provided, however, that any adjustment which by reason of this Section is not required to be made shall be carried forward cumulatively and taken into account in any subsequent calculation. All calculations under this Section shall be made to the nearest cent.

     6.5 In the event that at any time, as a result of an adjustment made pursuant to this Section, the Agreements awarded under this Plan shall provide that the optionee shall become entitled to receive upon exercise of an option cash, property, or securities other than Shares, then references to Shares in this Section shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property, or other securities.

     SECTION 7. PROCEEDS. The proceeds received by the Corporation from the sale of Shares pursuant to the Plan will be used for general corporation purposes.

     SECTION 8. OBLIGATION TO EXERCISE; RIGHT TO CONTINUED EMPLOYMENT. The granting of an option shall impose no obligation upon the optionee to exercise the option. The granting of an option does not confer upon the optionee any right to be continued in the employment of the Corporation.

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     SECTION  9.  AMENDMENT  AND  DISCONTINUANCE.  The Board may  alter,  amend, suspend, or terminate the Plan, provided that the Board may not, without further approval by the holders of a majority of the outstanding Shares of the Corporation entitled to vote:

     9.1 increase the aggregate number of Shares for which options may be granted under the Plan (except for adjustments pursuant to Section 6);

     9.2 decrease the exercise price at which Shares may be offered;

     9.3 materially modify the requirements as to eligibility for participation in the Plan; or

     9.4 alter or impair, without the optionee's consent, the rights or obligations under any option previously granted pursuant to the Plan.

     SECTION 10. TERM OF PLAN AND EFFECTIVE DATE. The Plan shall become effective on the date the Plan is approved by (i) the Board and (ii) the holders of a majority of the outstanding Shares of the Corporation entitled to vote, whichever shall last occur. The Plan must be so approved by the shareholders of the Corporation within twelve (12) months after the Plan is approved by the Board.

     Options  may be granted  pursuant  to the Plan from time to time within ten
(10) years after the Plan becomes effective.

     This Stock Option Plan was approved and adopted by the Board of Directors of Precision Plastics Molding, Inc. as of June 1, 1998.


                                        /s/ David Westfere
                                        ----------------------------------------
                                        David Westfere, President

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